Exhibit 99.2
RealNetworks and Founder, Chairman and CEO Rob Glaser Announce Definitive Merger Agreement

SEATTLE, WA - July 28, 2022 /PRNewswire/ -- RealNetworks, Inc. (Nasdaq: RNWK) announced today it has signed a definitive agreement with the Company’s founder, Chairman and CEO, Robert D. Glaser, pursuant to which the Company will merge with and into Greater Heights LLC, an affiliate of Mr. Glaser, and each outstanding share of common stock of the Company will be converted into the right to receive cash consideration of $0.73 per share. Mr. Glaser, together with his affiliates, currently owns approximately 39% of the outstanding shares of RealNetworks’s stock. The merger consideration represents a 55% premium to the Company’s closing stock price on the last trading day prior to announcement of Mr. Glaser’s proposal to acquire the Company.
The Merger Agreement and the merger has been approved by the Company’s Board of Directors, based on the recommendation of a Special Committee of the Board consisting exclusively of independent directors. The Company’s shareholders will be asked to vote upon the adoption of the Merger Agreement and approval of the merger at a shareholders meeting called for such purpose on a date to be announced. The closing of the transaction is conditioned upon the approval of a majority of the shares not owned by Mr. Glaser and his affiliates. The parties anticipate the transaction will close in the fourth quarter.
"I founded RealNetworks 28 years ago because I believed that the Internet represented a once-in-a-generation transformational opportunity for digital media,” said Glaser. “I believe that Machine Learning-based Artificial Intelligence represents a similar transformational opportunity today, albeit one that will also take time and resources to fully realize. I’m happy that the RealNetworks Board and I could reach agreement on a path to pursue that transformation with focus, efficiency, and speed by turning Real back into a private company, and in a way that is fair to all shareholders.”
Bruce Jaffe, the Chairman of the Special Committee, said, “The Special Committee is very pleased to have completed a thorough process that has resulted in a transaction with Rob that we believe provides immediate liquidity and compelling value to the public shareholders of RealNetworks without the risk of future performance and securing working capital in this economic climate.”
Houlihan Lokey is acting as independent financial advisor and King & Spalding LLP is acting as independent legal counsel to the Special Committee in connection with the transaction. Wilson Sonsini Goodrich & Rosati P. C. is acting as legal counsel to the Company.
Imperial Capital is acting as financial advisor and DLA Piper LLP (US) is acting as legal counsel to Mr. Glaser.
Additional Information and Where to Find It
RealNetworks, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of RealNetworks (the “Transaction”). RealNetworks plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in RealNetworks’s definitive proxy statement for its 2021 Annual Meeting of Stockholders (the “2021 Proxy Statement”), which was filed with the SEC on October 29, 2021. To the extent that holdings of RealNetworks’s securities have changed since the amounts printed in the 2021 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Promptly after filing the definitive Transaction Proxy Statement with the SEC, RealNetworks will mail the definitive Transaction Proxy Statement to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT REALNETWORKS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by RealNetworks with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of RealNetworks’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by RealNetworks with the SEC in connection with the Transaction will also be available, free of charge, from RealNetworks’s website at www.realnetworks.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding timing of the closing of the Transaction, considerations taken into account by the Board of Directors of RealNetworks in approving the Transaction and expectations for RealNetworks following the closing of the Transaction. These statements are based upon current expectations, beliefs and assumptions of RealNetworks management, and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, actual events could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required stockholder approval for the Transaction is not obtained, potential litigation relating to the Transaction, uncertainties as to the timing of the consummation of the Transaction, the ability of each party to consummate the Transaction, risks relating to the substantial costs and diversion of personnel’s attention and resources due to these matters and other factors discussed in greater detail in RealNetworks’s filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult RealNetworks’s most recent Annual Report on Form 10-K and other filings with the SEC for additional risks and uncertainties that may apply to RealNetworks’s business and the ownership of RealNetworks’s securities. The forward-looking statements are presented as of the date made, and RealNetworks does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

About RealNetworks
Building on a rich history of digital media expertise and innovation, RealNetworks has created a new generation of products that employ best-in-class artificial intelligence and machine learning to enhance and secure our daily lives. Real's portfolio includes SAFR, the world's premier computer vision platform for live video, KONTXT, an industry leading NLP (Natural Language Processing) platform for text and multi-media analysis, and leveraging its digital media expertise, a mobile games business focused on the large free-to-play segment. For information about all of our products, visit www.realnetworks.com.

RealNetworks is a registered trademark of RealNetworks, Inc. All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.

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Contacts:
Brian M. Prenoveau, CFA
MZ North America
561-489-5315
ir@realnetworks.com